PROSPECTUS


                                LUCY'S CAFE, INC.
                        3,470,000  SHARES OF COMMON STOCK

                                 $0.50 PER SHARE



This prospectus relates to 3,470,000 shares of common stock of Lucy's Cafe, Inc., a Nevada corporation. These shares have already been issued to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. We will not receive any of the proceeds from the sale of those shares being offered. The selling security holders may sell their shares in sales in the open market or in privately negotiated transactions.

SEE "RISK FACTORS" ON PAGES 4-6 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is February 3, 2004.



                                TABLE OF CONTENTS

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . .    4
Special Note Regarding Forward-Looking Statements . . . . . . .    6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .    6
Determination of Offering Price . . . . . . . . . . . . . . . .    7
Selling Security Holders. . . . . . . . . . . . . . . . . . . .    7
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . .    9
Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . .    9
Directors, Executive Officers, Promoters and Control Persons. .    9
Security Ownership of Certain Beneficial Owners and Management.  .10
Description of Securities . . . . . . . . . . . . . . . . . . .   11
Interest of Named Experts and Counsel . . . . . . . . . . . . .   11
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities. . . . . . . . . . . . . . . . . . .   11
Description of Business . . . . . . . . . . . . . . . . . . . .   12
Management's Discussion and Analysis of Financial Condition and
Results of Operations . . . . . . . . . . . . . . . . . . . . .   14
Description of Property . . . . . . . . . . . . . . . . . . . .   15
Certain Relationships and Related Transactions. . . . . . . . .   16
Market for Common Equity and Related Stockholder Matters. . . .   18
Executive Compensation. . . . . . . . . . . . . . . . . . . . .   19
Financial Statements. . . . . . . . . . . . . . . . . . . . . .   20
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure. . . . . . . . . . . . . . . . . . . . . .   20
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .   20
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Additional Information. . . . . . . . . . . . . . . . . . . . .   21

                               PROSPECTUS SUMMARY

ABOUT  OUR  COMPANY

Lucy's Cafe, Inc. was formed as a Nevada corporation on October 30, 2000. We formed to acquire and operate restaurants. On March 13, 2001 we acquired Lucy's Place, a restaurant in Sacramento, California for $103,079 in cash. The restaurant and our principal office is located at 500 I Street in Sacramento, California 95814. We are initially focusing on operating our existing restaurant and serving downtown Sacramento. We also provide catering and fresh baked goods. If our business plan is successful, we hope to open additional restaurants in central and northern California.

We have a limited operating history and have not yet achieved profitable operations. The following table sets forth summary financial data of our activities from inception on October 30, 2000 through September 30, 2003. This data should be read in conjunction with the Management's Discussion and Analysis and the financial statements appearing elsewhere in this prospectus.


                                     Nine Months          Year Ended           Year Ended           October 30,
                                        Ended          December 31, 2002    December 31, 2001      2000 through
                                  September30, 2003                                              December 31, 2000

Sales . . . . . . . . . . . . .  $          114,097   $          194,334   $          188,010   $               --
Costs and Expenses. . . . . . .  $          143,035   $          279,668   $          268,069   $            1,129
Net income (loss) . . . . . . .  $          (30,396)  $          (87,859)  $          (87,284)  $           (1,129)

Weighted shares outstanding . .           5,470,000            5,470,000            5,470,000            4,020,000
Net earnings (loss) per share,
basic and diluted . . . . . . .  $            (0.01)  $            (0.02)  $            (0.02)  $               --

Cash. . . . . . . . . . . . . .  $            1,813   $            6,915   $           25,440   $            1,367
Total assets. . . . . . . . . .  $           21,386   $           30,553   $          107,721   $            1,367
Total current liabilities . . .  $           74,272   $           33,043   $           22,352   $               --
Stockholders' equity (deficit).  $          (52,886)  $          (22,490)  $           65,369   $            1,367

ABOUT  THIS  OFFERING

The selling security holders want to sell up to 3,470,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

NUMBER  OF  SHARES  OUTSTANDING  AFTER  THIS  OFFERING

There are currently 5,470,000 shares of our common stock issued and outstanding. That number will stay the same after this offering, since no new shares are being issued. We have no other securities issued or outstanding.

ESTIMATED  USE  OF  PROCEEDS

We will not receive any of the proceeds from the sale of the shares being offered.

                                  RISK FACTORS

You should carefully consider the following risk factors in evaluating our business before you buy any of our common stock. Buying our common stock is speculative and involves many risks. You should not buy our common stock unless you can afford to lose the entire amount of your investment.

THERE IS NO PUBLIC MARKET FOR THESE SHARES, SO YOU MAY NOT BE ABLE TO RE-SELL THEM. Currently, there is no public market for our common stock and there is no guarantee that a public market will develop. Due to the lack of a public market, the limited number of investors in our stock and the significant restrictions on the transferability of our common stock, you may not be able to re-sell your shares for money, ever.

WE DETERMINED THE OFFERING PRICE FOR THESE SHARES ARBITRARILY, SO THE MARKET PRICE MAY BE MUCH LOWER. We chose the offering price for these shares without basing the price on our assets, book value, net worth or any other recognized criteria of value. If a public market for our common stock ever does develop, the market price of our securities could be substantially less than the $0.50 per unit offering price. This could result in an immediate and significant per-share reduction in the value of your investment.

WE ARE A RECENTLY FORMED COMPANY THAT HAS NOT ACHIEVED PROFITABLE OPERATIONS, IF OUR BUSINESS PLAN FAILS, YOU MAY LOSE YOUR ENTIRE INVESTMENT. Our independent auditors have expressed substantial doubt concerning our ability to continue as a going concern due to our recurring losses and negative cash flow. We lost $87,284 in 2001 and $87,859 in 2002. Through the first nine months of 2003, our net losses have been $30,396. Since we have no record of profitable operations, there is high a possibility that you will suffer a complete loss of your investment.

WE RELY SOLELY ON REVENUES GENERATED BY ONE RESTAURANT; THESE REVENUES MAY NEVER ADEQUATELY FUND OUR OPERATIONS WHICH COULD JEOPARDIZE OUR BUSINESS. All of our income is derived from sales generated by one restaurant. We may not ever be able to generate sufficient revenues to pay our debts and fully implement our business plan. Our reliance on one revenue source may limit our growth and diminish the value of your investment.

OUR ASSETS ARE SECURED BY A PROMISSORY NOTE, IF WE DEFAULT ON THE NOTE, WE COULD LOSE OUR RESTAURANT. To acquire our restaurant, we issued a promissory note for $80,000. The note is secured by our assets including our restaurant and fixtures and any proceeds from future stock offerings. As of September 30, 2003 we owed $20,000 on the note. If we do not pay the full balance by January 2004 when the note is due, our creditors could seize our assets and you would lose your investment.

WE HAVE NOT PERFORMED ANY FORMAL MARKET STUDIES, SO WE MAY LOSE SOME OR ALL OF OUR BUSINESS DUE TO FOCUSING ON THE WRONG MARKETS. In making our business plan, we relied on the judgment and experience of our management. We did not conduct any formal market studies about the demand for our restaurant business, and we have no plans to conduct such studies. Without market studies, we may miss opportunities to expand into other markets or identify emerging trends in the food service industry. If we overestimate the demand for our business or fail to capitalize on new markets, our business could fail.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT, WITH THE RISK THAT WE COULD LOSE SOME OR ALL OF OUR CLIENTELE TO OUR COMPETITORS. Restaurants compete against each other on many important levels, including price, restaurant location and attractiveness, food quality, and service. We compete with a wide variety of eateries, ranging from national restaurant chains to locally-owned cafes and coffee shops. Many of our competitors have greater resources for marketing and advertising. As a result, we may not be able to establish our identity in this competitive industry. If we cannot compete successfully, our business will fail and you will lose your investment.

NEGATIVE PUBLICITY COULD IMPACT SALES AND FORCE OUR BUSINESS TO CLOSE. The success of a restaurant is dependent on repeat customers and word of mouth referrals. We strive to prepare and serve wholesome, appetizing meals to attract repeat diners and increase our customer base. However, rumors about poor food quality, unsanitary food preparation, poor employee hygiene or other health concerns could destroy our reputation among our clientele, even if such publicity is not true. Damage to our reputation could substantially reduce our income and diminish the value of your investment.

CHANGES IN TRAFFIC PATTERNS RESULTING FROM ROAD CLOSURES OR CONSTRUCTION CAN SUBSTANTIALLY HARM OUR BUSINESS. Our restaurant is located in downtown Sacramento, a relatively congested commercial area. Our revenues are directly dependent on convenient access to our restaurant by foot and car. If traffic patterns are changed or interrupted for long periods of time due to road maintenance or building construction, our clientele may choose to dine elsewhere. If this occurs, we will lose a substantial portion of our revenue and the value of your shares will decrease.

PROLONGED ECONOMIC SLUMPS CAN REDUCE THE DEMAND FOR DINING OUT WHICH CAN REDUCE OUR BUSINESS AND LIMIT OUR GROWTH. The food service industry is dependent on discretionary income. When the economy is good, more people choose to dine out. During bad economic times, people will forego dining out and prepare their own meals to save money. In addition, most of our customers work in downtown Sacramento. Economic downturns can reduce demand for downtown office space and fluctuations in the occupancy of downtown office buildings can also affect our results of operations. Prolonged economic slumps could force us to reduce our operating hours or close our business. If this happens you will lose your investment.

WE MUST COMPLY WITH STATE AND FEDERAL LABOR LAWS AS WELL AS STATE AND LOCAL HEALTH LAWS, VIOLATING THESE LAWS COULD RESULT IN THE LOSS OF OUR BUSINESS. Restaurants must comply with federal labor and safety regulations as well as local regulations governing standards for preparing and selling food. Violating these regulations could lead to fines or other sanctions including the loss of our business license. Substantial fines and/or sanctions could force us to suspend or terminate operations which would render your investment valueless.

WE DEPEND ENTIRELY ON OUR EXECUTIVE OFFICERS TO RUN OUR BUSINESS, AND LOSING THE SERVICES OF ANY EXECUTIVE OFFICER WOULD ADVERSELY AFFECT OUR BUSINESS. Our success depends entirely on our management team, particularly our CEO, Manijeh Shahvaran. We have no written employment agreements to keep our management team bound to us or to prevent them from competing with us if they leave. The process of finding qualified managers, either for replacement or expansion, is often lengthy. We can give you no assurance that we will succeed in attracting and retaining qualified executives and personnel. The loss of key personnel, or the inability to attract additional qualified personnel, could materially harm our business.

OUR CEO HOLDS A CONTROLLING MAJORITY OF OUR STOCK WHICH COULD DEPRESS OUR STOCK'S VALUE. Our CEO, Manijeh Shahvaran, currently owns 4,000,000 shares or
73.1 % of our common stock. Ms. Shahvaran is offering 2,000,000 shares under this registration statement. If she does not sell the 2,000,000 shares she is registering, she may exercise control over the company and prevent a change of control in the company. This may depress the value of our stock.

SHARES OF STOCK ELIGIBLE FOR SALE BY OUR STOCKHOLDERS MAY DECREASE THE PRICE OF OUR STOCK. We are registering the sale of up to 3,470,000 shares of common stock, out of a total of 5,470,000 total shares issued and outstanding. This constitutes up to 63% of our total shares issued and outstanding today. Potentially, all 3,470,000 shares could be sold on the open market, subject to Rule 144 limitations for sales by corporate insiders. If the shareholders sell substantial amounts of our stock, then the market price of our stock could decrease.

OUR STOCK WILL LIKELY BE SUBJECT TO THE PENNY STOCK RULES, WHICH IMPOSE SIGNIFICANT RESTRICTIONS ON BROKER-DEALERS AND MAY AFFECT THE RESALE OF OUR
STOCK.   A  penny  stock  is  generally  a  stock  that:

-    is  not  listed  on  a  national  securities  exchange  or  NASDAQ,

-    is  listed  in  the  "pink  sheets"  or  on  the  NASD  OTC Bulletin Board,

-    has  a  price  per  share  of  less  than  $5.00  and

-    is  issued  by  a  company  with  net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

-    determination  of  the  purchaser's  investment  suitability,

-    delivery  of  certain  information  and  disclosures  to the purchaser, and

- receipt of a specific purchase agreement before effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

Because of the significant restrictions on trading penny stocks, a public market may never emerge for our securities. If this happens, you may never be able to publicly sell your shares.

SPECIAL  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements about our expectations and plans, anticipated future events and conditions, estimates, and financial trends, which may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                                 USE OF PROCEEDS

The proceeds of this offering will go directly to the selling security holders. We will not receive any proceeds from this offering.

                         DETERMINATION OF OFFERING PRICE

We have proposed a selling price of $0.50 per share. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale. The selling security holders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices.

                            SELLING SECURITY HOLDERS

The following table sets forth the number of shares that the selling security holders may offer for sale from time to time. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders, except that Manijeh Shahvaran holds 2,000,000 more shares which are not being registered at this time. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.



Name of Selling                 Shares Owned   Shares to be    Shares Owned     Percentage of Shares
Security Holder                  by Selling     Offered by      by Selling        Owned by Selling
                                  Security       Selling     Security Holder   Security Holder After
                                Holder Before    Security     after Offering    this Offering if all
                                This Offering     Holder      if all Shares      Shares Offered are
                                                             Offered are Sold           Sold


Manijeh Shahvaran, (1) . . . .      4,000,000     2,000,000         2,000,000                   36.6%
------------------------------  -------------  ------------  ----------------  ----------------------
Zagros Shahvaran, (1). . . . .         10,000        10,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Natalie Shahvaran. . . . . . .        385,000       385,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Fortune Seekers, Inc.(2) . . .        150,000       150,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Gary J. McAdam(2). . . . . . .        100,000       100,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
GJM Trading Partners, Ltd.(2).        250,000       250,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Robert A. Strahl, TTEE . . . .        250,000       250,000                 0                      0
DTD 8/25/99, CRUT
------------------------------
Twin Rivers, LLC . . . . . . .        125,000       125,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Carolyn W. Humiston, . . . . .          4,000         4,000                 0                      0
 TTEE
Carolyn W. Humiston
Living Trust, U/A DTD
 5/28/97
------------------------------  -------------  ------------------------------  ----------------------
Harry G. Murray. . . . . . . .         12,000        12,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Curtis D. Hughes . . . . . . .          5,000         5,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Henry MC Connel, . . . . . . .         50,000        50,000                 0                      0
TTEE
Henry MC Connel
Revocable Living
Trust, UA DTD
10/7/93
------------------------------  -------------  ------------------------------  ----------------------


                                        7

------------------------------  -------------  ------------------------------  ----------------------
AMGD, LTD, INC.. . . . . . . .          5,000         5,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Robert Willert . . . . . . . .          4,000         4,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
William P. Spencer and . . . .          6,000         6,000                 0                      0
Debra L. Spencer
------------------------------  -------------  ------------------------------  ----------------------
Market Media, Inc. . . . . . .          5,000         5,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Richard J. Corline . . . . . .          7,000         7,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Kathy Varnes and David Varnes.          2,000         2,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Dwain Brannon. . . . . . . . .          5,000         5,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Don Montague . . . . . . . . .          5,000         5,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Millenium Capital. . . . . . .          5,000         5,000                 0                      0
Advisers, LLC
------------------------------
Earnco MPPP. . . . . . . . . .         10,000        10,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Iris Rudman. . . . . . . . . .          5,000         5,000                 0                      0
Irrevocable Trust
Ronald Rudman,
Trustee
------------------------------  -------------  ------------------------------  ----------------------
Growth Ventures, Inc.. . . . .          7,500         7,500                 0                      0
Profit Sharing Plan &
Trust(1)
------------------------------  -------------  ------------------------------  ----------------------
Growth Ventures, Inc.. . . . .          7,500         7,500                 0                      0
Pension Plan &
Trust(1)
------------------------------  -------------  ------------------------------  ----------------------
Vail Investments, LLC. . . . .            400           400                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Nina Kravchenko. . . . . . . .         26,400        26,400                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
South Bay Capital, Inc.. . . .            200           200                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Bradley R. Corner as . . . . .          5,000         5,000                 0                      0
custodian for Ryan
Alexander Corner
------------------------------  -------------  ------------------------------  ----------------------
Bradley R. Corner as . . . . .          5,000         5,000                 0                      0
custodian for Mogan
Laura Corner
------------------------------  -------------  ------------------------------  ----------------------
Diane S. Button. . . . . . . .            200           200                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
Susan B. Anderson, . . . . . .          4,000         4,000                 0                      0
Custodian For Dane H.
 Anderson
------------------------------  -------------  ------------------------------  ----------------------
Susan B. Anderson, . . . . . .          6,000         6,000                 0                      0
Custodian For Katrina
A. Anderson
------------------------------  -------------  ------------------------------  ----------------------
Susan B. Anderson, . . . . . .          4,000         4,000                 0                      0
Custodian For Jeffrey
H. Anderson
------------------------------  -------------  ------------------------------  ----------------------
Michael R. Flores. . . . . . .          1,000         1,000                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------
The Hogben Family. . . . . . .          3,000         3,000                 0                      0
Trust DTD 07/29/98
------------------------------  -------------  ------------------------------  ----------------------
Ahmad Shahvaran. . . . . . . .            800           800                 0                      0
------------------------------  -------------  ------------  ----------------  ----------------------

(1)  Executive  officer  and  director
(2) Gary McAdam controls Fortune Seekers, Inc.; GJM Trading Partners, Ltd.; Growth Ventures, Inc. Profit Sharing Plan & Trust; and Growth Ventures, Inc. Pension Plan & Trust.

                              PLAN OF DISTRIBUTION

An aggregate of up to 3,470,000 shares of our common stock may be offered and sold pursuant to this Prospectus by the selling security holders. The selling security holders acquired these shares from us in a series of three private placements conducted between February and September of 2001. We will not receive any of the proceeds resulting from the sale of the shares held by the selling security holders.

We have proposed a fixed selling price of $0.50 per share. Non-affiliated selling shareholders must sell at this price until a public market is established for our shares or until the prevailing market dictates otherwise. At such time, the selling security holders may sell our common stock in the over-the-counter market; on any securities exchange on which our common stock is or becomes listed or traded; in negotiated transactions; or otherwise. The selling security holders may sell our common stock at market prices prevailing at the time of sale, or at prices related to the market price, or at other negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. Each of the selling security holders and any broker-dealers participating in their sales of our stock may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to participating broker-dealers may be deemed underwriting commissions or discounts. In addition, our majority shareholder, Manijeh Shavaran, is considered an underwriter although all of her shares are not being offered at this time. Underwriters must comply with time and volume restrictions on sales of stock under Rule 144 of the Securities Act of 1933. Rule 144 restricts sales by underwriters, brokers, dealers and affiliates of the registrant. Subject to Rule 144, any selling security holders who are deemed underwriters would be prevented from selling their shares for a period of one year after the shares were paid for and would not be able to sell more that 10% of the total outstanding shares during any ninety day period. These regulations could impact the ability of the shareholders to sell their shares.

                                LEGAL PROCEEDINGS

We  are  not  a  party  to  any  legal  proceeding,  current  or  threatened.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our  directors  and  executive  officers  will  manage  our  business.

A list of our current officers and directors appears below. The directors are elected annually by the shareholders. They do not presently receive any fees or other remuneration for their services as directors, although they are reimbursed for expenses associated with attending meetings of the board of directors. The board of directors appoints our officers.


Name               Age            Position                  Since
-----------------  ---  -----------------------------  ----------------
Manijeh Shahvaran   47  Director, CEO                  October 20, 2000

Zagros Shahvaran.   27  Director, Secretary/Treasurer  October 20, 2000

MANIJEH SHAHVARAN, DIRECTOR, CHIEF EXECUTIVE OFFICER. Manijeh Shahvaran founded Lucy's Cafe, Inc. in October of 2000 and has managed Lucy's Place since March of 2001. Ms. Shahvaran has over seventeen years of experience in restaurant management. From 1986 to 1992, she owned and managed the First Floor Cafe, which was located in central San Jose, California, on the ground floor of a busy hospital/office building. As owner and manager, she was responsible for hiring, training, and supervising employees, and maintaining food quality. In 1992, she sold the First Floor Cafe and purchased Shake'n'Burger, a much larger restaurant in Sacramento, California where she developed a loyal base of repeat customers. From 1992 to 1999 she managed the restaurant's day-to-day operations. Her responsibilities included training and supervising employees, managing the restaurant's accounts, ordering inventory and overseeing advertising. In addition to managing Lucy's Place, from 1999 to the present she has provided consulting services in the Sacramento area, focusing on developing and managing small businesses.

ZAGROS SHAHVARAN, DIRECTOR, CHIEF FINANCIAL OFFICER, SECRETARY/TREASURER. Mr. Shahvaran has been an officer and director of Lucy's Cafe, Inc. since inception in 2000. Mr. Shahvaran attended MTI Business College in Sacramento, California, where he majored computer science. From May 1997 to April 2001, he worked as a business advisor and consultant with Monterey Ventures, Inc. From April of 1996 to the present Mr. Shahvaran has provided consulting services for small businesses focusing on business plan development, computer technology and account management.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus. The table includes each person known to beneficially own more than 5% of the outstanding shares, each of our directors and each of our executive officers


NAME & ADDRESS                             NUMBER OF        PERCENTAGE OF     PERCENTAGE OF SHARES
                                             SHARES          SHARES OWNED          OWNED AFTER
                                       BENEFICIALLY OWNED  BEFORE OFFERING   OFFERING IF ALL SHARES
                                                                                BEING OFFERED ARE
                                                                                      SOLD

Manijeh Shahvaran (1)(2). . . . . . .           4,000,000             73.1%                    36.6%
500  I Street
Sacramento, CA  95814

Zagros Shahvaran (1)(2) . . . . . . .              10,000              0.2%                     0.0%
500  I Street
Monterey, CA  93940

Gary McAdam . . . . . . . . . . . . .             515,000              9.4%                     0.0%
6041 S. Syracuse Way Suite 307
Englewood, CO  80111

Natalie Shahvaran . . . . . . . . . .             385,000              7.0%                     0.0%
2251 San Diego Ave.
Suite B-275
San Diego, CA  92110

All directors and executive officers
 as a group (2 people). . . . . . . .           4,010,000             73.3%                    36.6%

(1)     Officer  and  director.
(2)     Zagros  Shahvaran  is  the  nephew  of  Manijeh  Shahvaran.

                            DESCRIPTION OF SECURITIES

COMMON  STOCK

We are authorized to issue up to 50,000,000 shares of common stock with a par value of $0.001 per share. As of the date of this prospectus, there are 5,470,000 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive, conversion or other rights to subscribe for shares. There are no redemption or sinking fund provisions applicable to the common stock. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

TRANSFER  AGENT

Interwest Transfer Company, Inc., 1981 East 4800 South, Salt Lake City, Utah 84124, is our transfer agent.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

None.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable. If a claim for indemnification against such liabilities-other than our paying expenses incurred by one of our directors or officers in the successful defense of any action, suit or proceeding-is asserted by one of our directors or officers in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Act, and we will be governed by the final adjudication of such issue.


                             DESCRIPTION OF BUSINESS

GENERAL

Lucy's Cafe, Inc. was incorporated in the State of Nevada on October 30, 2000 to acquire and operate Lucy's Place, a restaurant located in downtown Sacramento, California. On March 13, 2001 we acquired Lucy's Place for $103,079 in cash. The restaurant and our principal offices are located at 500 I Street, Sacramento, California 95814. Our business is managed by Manijeh Shahvaran and her nephew, Zagros Shahvaran. Our fiscal year ends on December 31.

Lucy's Place is one block north of Sacramento's Downtown Plaza in the center of the financial district. We are within walking distance of numerous hotels, shopping centers and the California State Capitol. Our restaurant is also accessible by trolley, light rail or bus. Our primary clientele consists of office workers, professionals, and government employees who work downtown. We also attract service and retail industry employees, shoppers and tourists visiting Sacramento.

Our restaurant occupies 2,412 square feet on the ground floor of a 22-story office building. The dining room accommodates 73 people with additional seating for 32 people on our patio. Lucy's kitchen is equipped with commercial grade appliances, walk-in freezers, a modern hood system and fire extinguishers.

Lucy's Place is a full-service restaurant in a casual dining atmosphere, which is intended to fill a market niche between the fine-dining and fast food segments of the restaurant industry. We differ from fast food restaurants and delis by offering quick, efficient and friendly table service at competitive prices in a more comfortable setting. We rely on repeat customers and strive to provide the personal service that is frequently absent at larger restaurant chains and fast food eateries.

Our diner-style menu features traditional American food as well as California cuisine emphasizing fresh produce and seasonal specials. Breakfast items are available throughout the day and account for nearly half of the entrees we sell. We frequently update our menu and offer special menus for holidays and promotional events. We also offer take-out food, fresh baked goods and catering services.

PLAN  OF  OPERATION

We have established a consistent clientele in downtown Sacramento. We intend to continue providing excellent customer service and using sound restaurant management practices to increase our existing business. We also hope to expand our catering services to supplement our restaurant operations.

Business management strategies we have used in the past and will continue to use include the following:

     -    Focusing  on  Customer  Satisfaction.
     -    Offering  Competitive  Pricing.
     -    Building  Relationships  with  Suppliers.
     -    Hiring  and  Retaining  Qualified  Personnel.
     -    Reducing  food  costs  and  operating  expenses.

If we are successful in generating a profit, we may expand our existing business or seek other restaurants for potential acquisition or management opportunities. We would likely target other small to midsized restaurants in or around Sacramento, California that have a history of profitability, an established clientele and a convenient location. However, we have not taken any steps to acquire other restaurants and we do not have any plans to do so in the immediate future. Our immediate goals are to continue operating Lucy's Cafe, to pay down our debts and to expand our existing customer base.

MARKETING  AND  ADVERTISING

It has been our experience that the most effective advertising is word of mouth referrals. Most of our guests are repeat customers who come in for breakfast or lunch several times a month. We strive to provide attentive service, fresh food and reasonable prices to our guests so they will refer their friends and associates to our cafe.

We also promote our business through marketing efforts specifically targeting Sacramento's downtown business community. In particular, we work closely with the Downtown Sacramento Partnership ("DSP"), a nonprofit organization dedicated to improving Sacramento's central business district. Information about Lucy's Place and other Sacramento small businesses is available at the DSP website at www.downtownsac.org. Our restaurant is also listed on www.sacramentocitysearch.com.

In addition to these activities, we periodically advertise in local and regional dining and entertainment publications. We believe these marketing efforts are adequate to meet our current promotional needs.

COMPETITION

Downtown Sacramento is home to several local, regional and nationally based restaurants. Locally owned competitors include Adorno's Catering & Deli, the 13th Street Cafe and J's Cafe. National and regionally based competitors include Carrow's Restaurant, Applebees and Village Inn. Many of our competitors are significantly larger than us and have substantially greater resources for advertising and marketing. We believe that our reputation for offering a selection of moderately priced quality food, our well established local identity, central location, customer service and comfortable atmosphere allow us compete successfully.

GOVERNMENTAL  REGULATION

Restaurants are subject to many laws and ordinances including state and local health regulations and state and federal labor regulations. We intend to comply with all laws and regulations governing the food service industry. We do not anticipate that complying with these regulations will have a significant impact on our business.

EMPLOYEES

We hire restaurant staff on an as-needed, hourly basis. We currently have six full-time and two part-time employees.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This section should be read in conjunction with the financial statements included in this prospectus. Our former fiscal year was September 30, in the second quarter of 2002 we changed our fiscal year to December 31. The financial statements reflect the results of operations for all periods presented with a December 31 fiscal year end.

RESULTS  OF  OPERATIONS

Since incorporating on October 30, 2000 we have recruited a management team and acquired our restaurant. We have operated Lucy's Place since March 13, 2001. We intend to continue operating our cafe and are exploring strategies to increase our business. If we are successful in generating a profit, we may expand our current operations or seek other restaurants for management or acquisition. However, we have no specific expansion plans and are not considering any other acquisitions at the present time.

YEARS  ENDED  DECEMBER  31,  2001  AND  2002

During the year ended December 31, 2001, we had sales of $188,010. Cost of sales were $78,975 and operating expenses consisting mainly of salaries and lease payments were $117,725. We also had general and administrative expenses of $71,369. The largest portion of general and administrative expenses consisted of professional fees incurred in acquiring our cafe in March of 2001. Additional general and administrative expenses consisted of accounting, legal and professional fees associated with filing a registration statement with the SEC on Form SB-2. We also had interest expense of $7,225 during this period. As a result of these factors, we realized a net loss of $87,284 during the year ended December 31, 2001.

Sales during the year ended December 31, 2002 were $194,334. The increase in sales in 2002 was due to operating our restaurant for a full year. Total costs and operating expenses were $279,668 consisting of $63,362 in food and beverage costs, $126,702 in restaurant operating expenses, $53,319 in impairment of goodwill and general and administrative expenses of $36,284. General and administrative expenses in 2002 consisted mainly of accounting, legal and professional fees associated with ongoing operations. Interest expense during 2002 was $2,525. As a result of these factors, we realized a net loss of $87,859 during the year ended December 31, 2002. Based on revenues reported by the previous owners of Lucy's Place, we could reasonably expect future revenues to remain fairly consistent at $190,000 to $200,000 per year. However, due to our brief operating history, it is difficult to provide substantial analysis of trends that could affect our results of operations.

NINE  MONTHS  ENDED  SEPTEMBER  30,  2003  AND  2002

During the past two years, our average revenues have been approximately $190,000. Management had anticipated similar revenues for 2003, however, our revenues have decreased substantially through the first nine months of 2003. During the period ended September 30, 2003, we generated $114,097 in sales compared to sales of $152,220 during the first nine months of 2002. We believe the significant decrease in revenue during 2003 was largely attributable to California's financial crisis. During the past nine months, many businesses in downtown Sacramento have reduced operations or closed. This has resulted in high office vacancies which have significantly diminished our client base of repeat customers. We anticipate that the economy will eventually rebound and our revenues will return to previous levels, but we cannot predict when this will occur or precisely what the impact on our business will be.

We have continued to search for ways to reduce our operating overhead and food costs. Through the first nine months of 2003, food and beverage costs were $41,662 and restaurant operating expenses were $88,548 compared to food and beverage costs of $50,452 and operating expenses of $97,215 during the nine months ended September 30, 2002. However, food and beverage costs in 2003 have also been proportionately lower due to the reduction in our business. Management intends to continue seeking ways to increase our operating margins in the coming year.

General and administrative expenses were significantly lower during the first nine months of 2003 as compared to the same period in 2002. For the nine months ended September 30, 2003, general and administrative expenses were $12,825 which was less than half of the general and administrative expenses of $28,185 during the first nine months of 2002. Higher general and administrative expenses during the nine months ended September 30, 2002 were mainly due to costs associated with preparing and filing a registration statement with the SEC on Form SB-2 in May of 2002. General and administrative expenses during both periods consisted mainly of accounting fees, auditing expenses, legal fees and other professional costs. Although we will have ongoing legal and accounting costs associated with preparing and filing our public reports, management does not anticipate any substantial increases in general and administrative costs through the end of 2003. We anticipate that general and administrative expenses during 2003 and 2004 will stabilize at approximately $15,000 to $20,000 per year.

Interest expense during the nine month period ended September 30, 2003 was $1,458 compared to interest expense of $1,168 during the nine months ended September 30, 2002. The increase in interest expenses in 2003 was due to accrued interest from notes payable.

As a result of these factors, we have realized a net loss of $30,396 through the first nine months of 2003 compared to a net loss of $27,957 through the first nine months of 2002. We anticipate that revenues during the fourth quarter of 2003 will increase somewhat as the holiday season is traditionally a busy time of year for the restaurant industry. However, it appears that year-end revenues will be substantially lower than those recorded in 2002. We expect that total costs and operating expenses will be lower in 2003 than in 2002 and will remain fairly consistent during 2004.

CAPITAL  RESOURCES  AND  LIQUIDITY

At September 30, 2003 our total assets were $21,386. Current assets consisted of $1,813 in cash and $4,953 in inventory. Property and equipment after accumulated depreciation was $1,419. Other assets included a $1,390 non-compete agreement net of accumulated amortization with the former owner of Lucy's Place and a security deposit of $11,811.

Total current liabilities at September 30, 2003 were $74,272 consisting of $1,062 in current account payable, $18,427 in accrued liabilities, $14,203 in accrued liabilities due to our Chief Executive officer, $20,000 in current notes payable and an additional $20,580 in notes payable to a shareholder. At September 30, 2003 we did not have any long-term liabilities.

At December 31, 2002, our total assets were $30,553. Current assets were $11,829 consisting of $6,915 in cash and $4,914 in inventory. Other assets consisted of property and equipment of $3,023 after depreciation, a non-compete agreement carried at $3,890 net of accumulated depreciation, and the prepaid security deposit of $11,811. Current liabilities at December 31, 2002 were $33,043 consisting of $15,758 in accrued payables, $12,604 in liabilities to our Chief Executive officer and $830 in notes payable to an affiliate. Long term liabilities at December 31, 2002 consisted of a $20,000 note payable.

In conjunction with purchasing Lucy's Place in March of 2001, we issued an $80,000 promissory note secured by our assets. At September 30, 2003 we had repaid $60,000 on the note. We plan on paying the balance of $20,000 on or before January of 2004 when the note is due.

We believe we can continue operations through the end of our lease with cash on hand and anticipated revenues from restaurant sales and short-term financing. However, we have yet to generate a profit and expect to realize a net loss from operations during fiscal 2003. We had expected our 2003 year-end revenues to be comparable to those in 2002 and 2001, or approximately $190,000. However, revenues during 2003 have been lower than anticipated. Based on our operating history over the past three years, we believe that revenues in 2004 could range from $150,000 to $190,000.

We estimate that restaurant expenses in 2004 will be $170,000 to $180,000. We estimate that payments for property costs including rent, insurance, maintenance and utilities will be approximately $73,000 to $76,000 per year through the next two years of our lease and that ongoing general and administrative expenses relating to our public reporting requirements will be approximately $15,000 to $20,000 per year. The remainder of expenses will largely consist of food costs and salaries.

As a result of our anticipated liquidity shortfall through fiscal 2004, we will require additional capital to supplement our anticipated revenues and fund our continuing operations. During the past two years we have relied on advances and loans from executive officers and shareholders to supplement revenues. We expect to receive sufficient loans and/or advances from our executive officers and/or shareholders to continue operations for the next twelve months, however, we currently owe approximately $38,000 to related parties for loans and advances and there are no agreements or understandings that additional funding will be forthcoming. If we do not secure sufficient loans and/or advances to fund our operations, we may sell common stock or explore other debt financing strategies.

CAPITAL  EXPENDITURES

We do not anticipate any significant capital expenditures for at least the next twelve months.


                             DESCRIPTION OF PROPERTY

We hold a five year lease on Lucy's Place with a renewal option for an additional five years. The lease expires on May 31, 2006. Our current lease payments are $5,937 per month consisting of base rent of $4,414 per month and insurance, property taxes and common area maintenance costs of $1,523 per month. Our total lease expenses will increase to $6,325 per month from June 2004 through May 2005 and to $6,370 during the final year of the lease.

Lucy's Place covers 2,412 square feet on the ground floor of a 22-story office building at 500 I Street in downtown Sacramento. Our restaurant has indoor seating for 73 patrons and patio seating for 32 additional customers. Our restaurant is secured by an $80,000 promissory note. Through September 30, 2003 we had paid $60,000 on the note. The $20,000 balance is due in January 2004. Our property is properly insured, and we are current on all of our health department licenses.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of our shareholders, Ahmad Shahvaran, is the brother of our CEO and director, Manijeh Shahvaran.

Ahmad Shahvaran is the father of Zagros Shahvaran, an executive officer and director of Lucy's Cafe, Inc.

Zagros  Shahvaran,  is  the  nephew  of  Manijeh  Shahvaran.

One of our shareholders, Natalie Shahvaran, was formerly married to Ahmad Shahvaran.

As of September 30, 2003, companies controlled by one of our shareholders, Natalie Shahvaran, have loaned us $19,880 to help pay general and administrative expenses. In addition, our CEO, Manijeh Shahvaran, has loaned the company $700 to cover short-term operating expenses. The loans are payable on demand and carry interest rates ranging from 8% to 12 % per annum. Subsequent to September 30, 2003 Natalie Shahvaran loaned us an additional $3,650 at 12% interest. Management believes the terms of these loans are more favorable to the company than those that would be available through an independent third party.

During the year ended December 30, 2000, two of our shareholders, Natalie Shahvaran and Ahmad Shahvaran loaned us $41,000 at 10 % interest. During the year ended December 31, 2001, the notes and accrued related interest were paid in full.

In connection with organizing our company and acquiring Lucy's Place in 2001, we issued 4,395,000 common shares to our founders. The shares were issued in private transactions in reliance of the exemption provided by Section 4(2) of the Securities act. The shares were issued as follows:

     On February 27, 2001 we issued 4,000,000 shares issued to our president, Manijeh Shahvaran, in exchange for $4,000 cash.

     On February 27, 2001, we sold 10,000 shares to Zagros Shahvaran in exchange for $10 cash.

     On February 27, 2001 we sold 10,000 shares to Natalie Shahvaran in exchange for $10 cash.

     On May 18, 2001 we sold 375,000 shares to Natalie Shahvaran in exchange for $15,000 in cash.

We have an informal agreement to compensate Manijeh Shahvaran up to $12,000 per year for managing our operations. From inception through December 31, 2001, Manijeh Shahvaran accrued $19,542 in salary of which $6,938 has been paid. During the year ended December 31, 2002 we paid Manijeh Shahvaran $6,058 for services with no accrual recorded. Through the first nine months of 2003, Manijeh Shahvaran has accrued $9,000 in salary of which $7,401 has been paid. As of September 30, 2003 we owed Ms. Shahvaran $14,203 in accrued salary. The deferred salary does not carry interest.

From January 1, 2001 through September 30, 2003 we have paid a shareholder, Natalie Shahvaran, for consulting services relating to acquiring our restaurant, filing a registration statement on Form SB-2, and performing other general and administrative services. We paid Natalie Shahvaran $6,058 during the year ended December 31, 2002 and $6,938 during the year ended December 31, 2001. From January 1, 2003 through September 30, 2003 we have paid $4,082 to Natalie Shahvaran for ongoing services.

In conjunction with buying our restaurant in March of 2001, we allocated $10,000 to a non-compete agreement with the former owner of Lucy's Place. The agreement prohibits the former owner from engaging in a similar business within five miles of Lucy's Place for three years. The agreement is being amortized through March of 2004, the estimated life of the agreement.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET  INFORMATION

Currently, there is no public market for our stock. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings.

If we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference
Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

4,020,000 shares of our common stock could potentially be sold pursuant to Rule 144 promulgated under the Securities Act of 1933. Rule 144 provides, among other things, that persons holding restricted securities for a period of one year may each sell, assuming all of the conditions of Rule 144 are satisfied, in brokerage transactions every three months an amount of restricted securities equal to one percent of our outstanding shares of common stock, or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. Rule 144 also provides that, after holding such securities for a period of two years, a non-affiliate of the company may sell those securities without restriction, other than the requirement that we are current with respect to our information reporting requirements.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act of 1933 for sale by security holders.

HOLDERS  OF  THE  COMMON  STOCK

As of the date of this registration statement, we have 5,470,000 shares of our $0.001 par value common stock issued and outstanding. Approximately 38 shareholders of record hold our common stock.

DIVIDENDS

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

PENNY  STOCK  REGULATION

Our common stock is subject to Securities and Exchange Commission rules regulating broker-dealer transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

- a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

- a description of the broker's or dealer's duties to the customer and of the customer's rights and remedies with respect to violation of such duties;

- a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

-    a  toll-free  telephone  number  for  inquiries  on  disciplinary  actions;

- definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

- such other information in such form-including language, type, size and format-as the Securities and Exchange Commission shall require by rule or regulation.

Before effecting any transaction in a penny stock, the broker-dealer must also provide the customer the following:

-    the  bid  and  ask  quotations  for  the  penny  stock;

- the compensation of the broker-dealer and its salesperson in the transaction;

- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

- monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

                             EXECUTIVE COMPENSATION

We have no formal compensation agreements or employment contracts with our executive officers. In 2001, we agreed to pay Manijeh Shahvaran $12,000 a year for managing our restaurant operations. Due to cash flow restrictions, in 2002 we revised our informal agreement to compensate Manijeh Shahvaran up to $12,000 per year on an as-needed basis with payment to be made as the services are performed. We do not plan on increasing our budget for executive compensation until our operations are profitable and we have satisfied our debts. Directors do not receive any fees for services on the Board of Directors, but are reimbursed for their expenses for each meeting they attend. Executive compensation for the past three years is as follows:



                           SUMMARY COMPENSATION TABLE

                                                          OTHER ANNUAL
NAME AND PRINCIPAL POSITION  YEAR  SALARY ($)  BONUS ($)  COMPENSATION
Manijeh Shahvaran(1). . . .  2002       6,058        -0-           -0-
  Chief Executive Officer .  2001      12,000        -0-           -0-
                             2000       7,542        -0-           -0-

Zagros Shahvaran. . . . . .  2002         -0-        -0-           -0-
  Chief Financial Officer .  2001         -0-        -0-           -0-
                             2000         -0-        -0-           -0-

(1) These figures reflect accrued salaries, some of which have not been paid. From inception through December 31, 2001, Manijeh Shahvaran accrued $19,542 in salary of which $6,938 has been paid. During the year ended December 31, 2002 Manijeh Shahvaran was paid $6,058 for services with no accrual recorded. Through the first nine months of 2003, Manijeh Shahvaran has accrued $9,000 in salary of which $7,401 has been paid.


                              FINANCIAL STATEMENTS

Financial statements for the years ended December 31, 2002 and 2001 and the nine month periods ended September 30, 2003 and 2002 are included in this prospectus beginning with the Table of Contents on page 22.


     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

None.

                                  LEGAL MATTERS

The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for our Company by Cletha A. Walstrand, Attorney at Law, 8 East Broadway, Suite 609, Salt Lake City, Utah 84111.

                                     EXPERTS

The balance sheets as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended appearing in this prospectus and registration statement, are included herein in reliance on the report of Hansen, Barnett & Maxwell, independent public accountants, given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

For further information on Lucy's Cafe, Inc. and the shares being offered, please refer to the registration statement and accompanying exhibits filed with the SEC on Form SB-2 on May 15, 2002. These materials are accessible 24 hours a day through the SEC website at http://www.sec.gov. If you are in the Washington DC area, you may examine and copy these materials at the SEC's public reference room located at 450 Fifth Street NW, Washington, DC 20549. You may also request copies by writing to the SEC and paying a duplicating fee. Please call the SEC at 800-SEC-0330 for further information on ordering copies of our reports or visiting the public reference room.



                                       FINANCIAL STATEMENTS

                                        LUCY'S CAFE, INC.
                                        TABLE OF CONTENTS


                                                                                      PAGE

Report of Independent Certified Public Accountants. . . . . . . . . . . . . . . . .     23

Balance Sheets - September 30, 2003 (Unaudited) and December 31, 2002 and 2001. . .     24

Statements of Operations for the Nine Months Ended September 30, 2003
  and 2002 (Unaudited) and for the Years Ended December 31,
  2002 and 2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25

Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2001
  and 2002 and for the Nine Months Ended September 30, 2003 (Unaudited) . . . . . .     26

Statements of Cash Flows for the Nine Months Ended September 30, 2003
  and 2002 (Unaudited), and for the Years Ended December
  31, 2002 and 2001                                                                     27

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .  28-33

       HANSEN,  BARNETT  &  MAXWELL

       A  Professional  Corporation         Registered with the Public Company
      CERTIFIED  PUBLIC  ACCOUNTANTS           Accounting Oversight Board

     5  Triad  Center,  Suite  750
     Salt  Lake  City,  UT  84180-1128          an independent member of
        Phone:  (801)  532-2200                       BAKER TILLY
         Fax:  (801)  532-7944                        INTERNATIONAL
            www.hbmcpas.com


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To  the  Board  of  Directors  and  the  Stockholders
Lucy's  Cafe,  Inc.


We have audited the balance sheets of Lucy's Cafe, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Lucy's Cafe, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 in the financial statements, the Company has suffered recurring losses from operations and has had negative cash flows from operating activities. At December 31, 2002, the Company had a working capital deficiency and a capital deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                   /s/HANSEN,  BARNETT  &  MAXWELL
                                   --------------------------------
Salt  Lake  City,  Utah
September  5,  2003



LUCY'S  CAFE,  INC.
BALANCE  SHEETS

                                                                                       DECEMBER 31,
                                                                                  ---------------------
                                                              SEPTEMBER 30, 2003      2002       2001
                                                             -------------------  ----------  ---------
                                                                 (UNAUDITED)
ASSETS

CURRENT ASSETS
Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $        1,813       $   6,915   $ 25,440
Inventory . . . . . . . . . . . . . . . . . . . . . . . . .           4,953           4,914      4,767
                                                             -------------------  ----------  ---------

TOTAL CURRENT ASSETS. . . . . . . . . . . . . . . . . . . .           6,766          11,829     30,207
                                                             -------------------  ----------  ---------


Property and Equipment. . . . . . . . . . . . . . . . . . .           7,037           7,037      7,037
Less: Accumulated depreciation. . . . . . . . . . . . . . .          (5,618)         (4,014)    (1,876)
                                                             -------------------  ----------  ---------
NET EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . .           1,419           3,023      5,161
                                                             -------------------  ----------  ---------


GOODWILL, net of accumulated amortization of $0, $0,
and $20,507, respectively . . . . . . . . . . . . . . . . .               -               -     53,319
NON-COMPETE, net of accumulated amortization of $8,610
$6,110, and $2,777 respectively . . . . . . . . . . . . . .           1,390           3,890      7,223
DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . .          11,811          11,811     11,811
                                                             -------------------  ----------  ---------

TOTAL ASSETS. . . . . . . . . . . . . . . . . . . . . . . .  $       21,386       $  30,553   $107,721
                                                             -------------------  ----------  ---------


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable. . . . . . . . . . . . . . . . . . . . . .  $        1,062       $   3,851   $    853
Accrued liabilities . . . . . . . . . . . . . . . . . . . .          18,427          15,758      8,895
Accrued liabilities to a related party. . . . . . . . . . .          14,203          12,604     12,604
Note payable - current maturities . . . . . . . . . . . . .          20,000               -          -
Notes payable to a related party. . . . . . . . . . . . . .          20,580             830          -
                                                             -------------------  ----------  ---------
TOTAL CURRENT LIABILITIES . . . . . . . . . . . . . . . . .          74,272          33,043     22,352
                                                             -------------------  ----------  ---------


NOTE PAYABLE - LONG TERM, net of current maturities . . . .               -          20,000     20,000
                                                             -------------------  ----------  ---------


STOCKHOLDERS' EQUITY (DEFICIT)
Common stock - par value $0.001 per share; 50,000,000
shares authorized; 5,470,000 shares issued and outstanding .          5,470           5,470      5,470
Additional paid - in capital. . . . . . . . . . . . . . . .         148,550         148,550    148,550
Accumulated deficit . . . . . . . . . . . . . . . . . . . .        (206,906)       (176,510)   (88,651)
                                                             -------------------  ----------  ---------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT). . . . . . . . . . . .         (52,886)        (22,490)    65,369
                                                             -------------------  ----------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT). . . .  $       21,386       $  30,553   $107,721
                                                             -------------------  ----------  ---------

   The accompanying notes are an integral part of these financial statements.



LUCY'S  CAFE,  INC.
STATEMENTS  OF  OPERATIONS

                                              FOR THE nine MONTHS        FOR THE YEARS ENDED
                                               ENDED SEPTEMBER 30,           DECEMBER 31,
                                           --------------------------  ------------------------
                                               2003          2002         2002         2001
                                           ------------  ------------  -----------  -----------
                                           (UNAUDITED)   (UNAUDITED)

REVENUE . . . . . . . . . . . . . . . . .  $   114,097   $   152,220   $  194,334   $  188,010
                                           ------------  ------------  -----------  -----------

COSTS AND OPERATING EXPENSES
Cost of food and beverage sales . . . . .       41,662        50,452       63,362       78,975
Restaurant operating expenses . . . . . .       88,548       100,372      126,702      117,725
Impairment of goodwill. . . . . . . . . .            -             -       53,319            -
General and administrative expenses . . .       12,825        28,185       36,284       71,369
                                           ------------  ------------  -----------  -----------

TOTAL COSTS AND OPERATING EXPENSES. . . .      143,035       179,009      279,668      268,069
-----------------------------------------  ------------  ------------  -----------  -----------


INTEREST EXPENSE. . . . . . . . . . . . .       (1,458)       (1,168)      (2,525)      (7,225)
                                           ------------  ------------  -----------  -----------

NET LOSS. . . . . . . . . . . . . . . . .  $   (30,396)  $   (27,957)  $  (87,859)  $  (87,284)
                                           ------------  ------------  -----------  -----------

BASIC LOSS PER COMMON SHARE . . . . . . .  $     (0.01)  $     (0.01)  $    (0.02)  $    (0.02)
                                           ------------  ------------  -----------  -----------

WEIGHTED-AVERAGE NUMBER OF SHARES USED IN
PER SHARE CALCULATION . . . . . . . . . .    5,470,000     5,470,000    5,470,000    4,895,000
                                           ------------  ------------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.



LUCY'S  CAFE,  INC.
STATEMENTS  OF  STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31,2001 AND 2002
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,2003 (UNAUDITED)

                                                         ADDITIONAL                   TOTAL
                                        COMMON STOCK     PAID-IN     ACCUMULATED  STOCKHOLDERS'
                                      SHARES    AMOUNT   CAPITAL     DEFICIT      EQUITY (DEFICIT)
                                     ---------  -------  ----------  -----------  ----------------

BALANCE - DECEMBER 31, 2000 . . . .          -  $     -  $      -     $  (1,367)   $       (1,367)

Issuance to founders for cash . . .  4,645,800    4,646    24,774             -            29,420
Issuance for cash . . . . . . . . .    824,200      824   123,776             -           124,600
Net loss. . . . . . . . . . . . . .          -        -         -       (87,284)          (87,284)
                                     ---------  -------  ----------  -----------  ----------------

BALANCE - DECEMBER 31, 2001 . . . .  5,470,000    5,470   148,550       (88,651)           65,369

Net loss. . . . . . . . . . . . . .          -        -         -       (87,859)          (87,859)
                                     ---------  -------  ----------  -----------  ----------------

BALANCE - DECEMBER 31, 2002 . . . .  5,470,000    5,470   148,550      (176,510)          (22,490)

Net loss (Unaudited). . . . . . . .          -        -         -       (30,396)          (30,396)
                                     ---------  -------  ----------  -----------  ----------------

BALANCE - SEPTEMBER 30, 2003. . . .  5,470,000  $ 5,470  $148,550     $(206,906)   $      (52,886)
(UNAUDITED)                          ---------  -------  ----------  -----------  ----------------


   The accompanying notes are an integral part of these financial statements.



LUCY'S  CAFE,  INC.
STATEMENTS  OF  CASH  FLOWS

                                                        FOR THE NINE MONTHS       FOR THE YEARS ENDED
                                                         ENDED SEPTEMBER 30,         DECEMBER 31,
                                                    --------------------------  --------------------
                                                        2003          2002        2002       2001
                                                    ------------  ------------  ---------  ---------
                                                    (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss . . . . . . . . . . . . . . . . . . . . .  $   (30,396)  $   (27,957)  $(87,859)  $(87,284)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation . . . . . . . . . . . . . . . . . .        1,604         1,798      2,138      1,876
  Amortization . . . . . . . . . . . . . . . . . .        2,500         1,667      3,333     23,284
  Impairment of goodwill . . . . . . . . . . . . .            -             -     53,319          -
  Changes in operating assets and liabilities:
    Accounts Payable . . . . . . . . . . . . . . .       (2,789)            -          -          -
    Inventory. . . . . . . . . . . . . . . . . . .          (38)         (260)      (147)       233
    Accrued liabilities due to a related party . .        1,599             -          -     12,604
    Accrued liabilities. . . . . . . . . . . . .          2,668         5,662      9,861      9,510
--------------------------------------------------  ------------  ------------  ---------  ---------
NET CASH USED IN OPERATING ACTIVITIES. . . . . . .      (24,852)      (19,090)   (19,355)   (39,777)
                                                    ------------  ------------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of Lucy's Place. . . . . . . . . . . .            -             -              (103,079)
--------------------------------------------------  ------------  ------------  ---------  ---------
NET CASH USED IN INVESTING ACTIVITIES. . . . . . .            -             -          -   (103,079)
--------------------------------------------------  ------------  ------------  ---------  ---------


CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party notes payable. . . . .       19,750             -        830     25,000
Proceeds from issuance of notes payable. . . . . .            -             -          -     80,000
Payments on notes payable. . . . . . . . . . . . .            -             -          -    (60,000)
Payments on related party notes payable. . . . . .            -             -          -    (41,000)
Payments on capital lease obligation . . . . . . .            -             -          -     (4,595)
Proceeds from issuance of common stock . . . . . .            -             -          -    154,020
--------------------------------------------------  ------------  ------------  ---------  ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES. . . . .       19,750             -        830    153,425
--------------------------------------------------  ------------  ------------  ---------  ---------


NET INCREASE (DECREASE) IN CASH. . . . . . . . . .       (5,102)      (19,090)   (18,525)    10,569

CASH AT BEGINNING OF PERIOD. . . . . . . . . . . .        6,915        25,440     25,440     14,871
--------------------------------------------------  ------------  ------------  ---------  ---------

CASH AT END OF PERIOD. . . . . . . . . . . . . . .  $     1,813   $     6,350   $  6,915   $ 25,440
--------------------------------------------------  ------------  ------------  ---------  ---------

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest . . . . . . . . . . . . . .  $     1,000   $     1,500   $  1,500   $  6,709
--------------------------------------------------  ------------  ------------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                                LUCY'S CAFE, INC.
                          NOTES TO FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2003 AND TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2003 AND 2002 IS UNAUDITED

NOTE  1  -  ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

ORGANIZATION AND NATURE OF OPERATIONS - Lucy's Cafe, Inc. (the "Company") was incorporated on October 30, 2000 in the State of Nevada. The Company's operations are located in Sacramento, California and consist of a restaurant, which provides a limited food menu for breakfast and lunch to the patrons in the downtown area.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BUSINESS CONDITION - The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Lucy's has experienced losses from operations and negative cash flows from operations since its acquisition of the restaurant. It has negative working capital and a capital deficiency at December 31, 2002. These conditions raise substantial doubt about its ability to continue as a going concern. Management plans to finance the administrative expenses through continuing loans from related parties. During, and subsequent to, the nine months ended September 30, 2003, related parties have provided $23,400 to fund administration, although their continuing ability to fund administrative activities cannot be assured. Management has been able to cut food costs during 2003, but in order to reach profitable operations management will need to increase revenues and further cut costs through efficiencies in food purchases and preparation. Management cannot assure the ultimate success of these plans.

CONCENTRATION - The Company's restaurant operations serve a localized area in Sacramento California: revenues are therefore subject to fluctuations based upon occupancy rates of buildings and traffic flows in the area.

REVENUE RECOGNITION - Revenues result from sales of food products at the time of the sale.

INVENTORY - Inventory consists of food products and is stated at the lower of cost (generally first-in, first-out method) or market value. At September 30, 2003 and at December 31, 2002 and 2001, management believes the Company has incurred no material impairments in the carrying values of its inventories.

EQUIPMENT - Equipment consists of restaurant equipment and is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from 3 to 5 years. Depreciation expense for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, was $1,604, $2,138 and $1,876, respectively. Expenditures for maintenance, repairs, and renewals are charged to expense as incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

                                LUCY'S CAFE, INC.
                          NOTES TO FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2003 AND TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2003 AND 2002 IS UNAUDITED

The Company records impairment losses on property and equipment when indicators of impairment are present and estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount.

INCOME TAXES - The Company applies the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded based on operating loss carry forwards and are measured using the enacted tax rates and laws that will be in effect when the operating loss carryforwards are expected to be realized.

BASIC LOSS PER COMMON SHARE - Basic loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during each period. There were no potentially issuable common shares outstanding.

INTERIM FINANCIAL STATEMENTS -The accompanying unaudited interim financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, have been prepared by management of the Company without audit. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring entries, necessary for a fair presentation of financial results for the interim periods. The results of operations presented in the accompanying interim financial statements are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2003.

NOTE  2  -  BUSINESS  ACQUISITION

On March 13, 2001, the Company acquired Lucy's Place, a sole proprietorship operating a single restaurant located in downtown Sacramento for $103,079 in cash. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the acquired assets and liabilities assumed based on their fair values on the acquisition date. The excess of the purchase price over the fair value of the identifiable acquired assets and liabilities assumed was $73,826, which was recognized as goodwill.

The net assets acquired in the purchase of Lucy's Place consisted of the following:


Inventory. . . . . . . . . . .  $  5,000
Property and equipment . . . .     7,037
Non-compete agreement. . . . .    10,000
Lease deposit. . . . . . . . .    11,811
Goodwill . . . . . . . . . . .    73,826
------------------------------  ---------
TOTAL ASSETS . . . . . . . . .   107,674


Obligation under capital lease    (4,595)
------------------------------  ---------

NET ASSETS ACQUIRED. . . . . .  $103,079
------------------------------  ---------

                                LUCY'S CAFE, INC.
                          NOTES TO FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2003 AND TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2003 AND 2002 IS UNAUDITED


Summary of unaudited pro forma results of operations excluding non-recurring items, for the year ended December 31, 2001, assuming the acquisition of Lucy's Cafe had occurred on January 1, 2001, are as follows:


                           2001
                           ---------
Revenues. . . . . . . . .  $225,600
Net loss. . . . . . . . .   (97,100)
Net loss per common share     (0.02)
-------------------------  ---------

Goodwill was being amortized over approximately three years on a straight-line basis, prior to the adoption of FAS No.142, Goodwill and Other Intangible Assets, (FAS 142). Amortization of goodwill recognized during the year ended December 31, 2001 was $20,507. In accordance with FAS 142, the Company did not record any amortization of goodwill during the year ended December 31, 2002. FAS 142 requires periodic evaluation of goodwill and requires the Company to compare the carrying value of goodwill to expected discounted future cash flows of the group of assets that resulted in the goodwill. Any excess will be recognized in the period evaluated. At December 31, 2002, the Company evaluated the Company's existing goodwill and determined that it could not be supported, and therefore the remaining $53,319 was impaired.

Of the purchase price, $10,000 was allocated to a non-compete agreement with the former owner of Lucy's Place. The non-compete prohibits the former owner from engaging in a similar business within five miles for a period of three years. Accordingly, the non-compete agreement is being amortized over three years, the life of the agreement. The carrying amount of the non-compete intangible and the related amortization expense were as follows:


                                                  DECEMBER 31,
                                               ----------------
                           SEPTEMBER 30, 2003    2002     2001
                           ------------------  -------  -------
Gross carrying amount . .  $       10,000      $10,000  $10,000
Accumulated amortization.           8,610        6,110    2,777
-------------------------  ------------------  -------  -------
NET CARRYING AMOUNT . . .  $        1,390      $ 3,890  $ 7,223
-------------------------  ------------------  -------  -------

PERIOD EXPENSE RECOGNIZED  $        2,500      $ 3,333  $ 2,777
-------------------------  ------------------  -------  -------

The Company will recognize amortization expense of $3,334 and $556 during the years ended December 31, 2003 and 2004, respectively, related to the non-compete agreement.

                                LUCY'S CAFE, INC.
                          NOTES TO FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2003 AND TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2003 AND 2002 IS UNAUDITED

Effective January 1, 2002, pursuant to the adoption of FAS 142, as described above, goodwill was no longer being amortized. Had FAS 142 been applied as of January 1, 2001, net loss and basic loss per common share for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001 would have been as follows:



                                         FOR THE NINE MONTHS        FOR THE YEARS
                                          ENDED SEPTEMBER 30,     ENDED DECEMBER 31,
                                        2003            2002        2002      2001
                                      -------------  ---------  ---------  -----------
Net Loss                              $    (30,396)  $(27,957)  $(87,859)  $  (87,284)
Add back: Goodwill amortization. . .             -          -          -       20,507
------------------------------------  -------------  ---------  ---------  -----------
ADJUSTED NET LOSS. . . . . . . . . .  $    (30,396)  $(27,957)  $(87,859)  $  (66,777)
------------------------------------  -------------  ---------  ---------  -----------

Basic loss per common share. . . . .  $      (0.01)  $  (0.01)  $  (0.02)  $    (0.02)
Add Back: Goodwill amortization. . .             -          -          -            -
------------------------------------  -------------  ---------  ---------  -----------
ADJUSTED BASIC LOSS PER COMMON SHARE  $      (0.01)  $  (0.01)  $  (0.02)  $    (0.02)
------------------------------------  -------------  ---------  ---------  -----------

NOTE  3  -  NOTE  PAYABLE

During the year ended December 31, 2001 the Company issued an $80,000 note payable to unrelated individuals. The note bore interest at a rate of 10% and interest payments were due quarterly. The Company made principal payments of $60,000 during the year ended December 31, 2001. As of December 31, 2001, 2002 and September 30, 2003 $20,000 was outstanding on the note. The remaining balance is due during January 2004. The note is secured by all the assets of the Company, including future proceeds of any public offering.

NOTE  4  -  STOCKHOLDERS'  EQUITY

The Company is authorized to issue 50,000,000 common shares, with a par value of $0.001 per share. During the year ended December 31, 2001, the Company issued 5,470,000 shares of the Company's common stock for cash proceeds of $154,020.

The issuance of stock occurred in three separate issuances. These issuances consisted of 4,020,000 founder's shares issued at $0.001 per share for proceeds of $4,020, 1,250,000 shares issued at $0.04 per share for proceeds of $50,000, in May of 2001, and 200,000 shares issued at $0.50 per share during July 2001 for proceeds of $100,000.

NOTE  5  -  RELATED  PARTY  TRANSACTIONS

The Company compensates a majority shareholder for services provided in day-to-day management of the restaurant operations. Compensation expense has been charged to operations as incurred, with $9,000 and $4,550 charged to operations for the nine months ended September 30, 2003 and 2002, and $6,058 and $19,542 charged to operations for the years ended December 31, 2002 and 2001, respectively. Beginning in January 2003, the Company has accrued $1,000 per month for these services. Accrued but unpaid compensation from 2001 of $12,604 and for the nine months ending September 30, 2003 of $1,599 is included in the balance sheets under the caption accrued liabilities to a related party. The amount due is unsecured and no interest or payment terms have been established.

                                LUCY'S CAFE, INC.
                          NOTES TO FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2003 AND TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2003 AND 2002 IS UNAUDITED

During 2002 and 2003 the Company borrowed from shareholders to meet operating requirements. The resulting notes are due on demand, unsecured, and carry 8 to 12 percent annual interest rates. Principal balances of notes payable to a related party were $20,580 and $830 at September 30, 2003 and December 31, 2002, respectively. Subsequent to September 30, 2003 the Company borrowed an additional $3,650 under the same terms.

During the year ended December 31, 2000 shareholders of the Company loaned $41,000 to the Company. The notes bore interest at 10 percent and were due in November 2001. During the year ended December 31, 2001, the notes and accrued related interest were paid.

During the year ended December 31, 2001, the Company issued 4,645,800 in common shares to the founder and related family members. This amount consists of 4,020,000 shares issued at $0.001 per share, 625,000 shares issued at $0.04 per share, and 800 shares issued at $0.50 per share, for total proceeds of $29,420.

NOTE  6  -  INCOME  TAXES

The Company has paid no federal or state income taxes since its incorporation. As of December 31, 2002, the Company had net operating loss carry forwards for federal income tax reporting purposes of $165,931, which, if unused, will expire between 2022 and 2023. The tax effect of the operating loss carry forwards at December 31, 2002, is as follows:


December 31,                    2002       2001
----------------------------  ---------  ---------
Operating loss carry forward  $ 65,838   $ 33,067
Valuation allowance. . . . .   (65,838)   (33,067)
----------------------------  ---------  ---------

TOTAL DEFERRED TAX ASSET . .  $      -   $      -
----------------------------  ---------  ---------

The following is a reconciliation of the income taxes computed using the federal statutory rate to the provision for income taxes:


For the years ended December 31,       2002       2001
-----------------------------------  ---------  ---------
Tax at federal statutory rate (34%)  $(29,872)  $(29,677)
State tax benefit . . . . . . . . .    (2,899)    (2,880)
Change in valuation allowance . . .    32,771     32,557
-----------------------------------  ---------  ---------

PROVISION FOR INCOME TAXES. . . . .  $      -   $      -
-----------------------------------  ---------  ---------

NOTE  7  -  LEASE  COMMITMENTS

OPERATING LEASE - The Company leases its operating facilities through May 31, 2006, with a renewal option of an additional five years. The lease provides for rent payments with scheduled yearly rent escalations, and adjustments for property tax, common area maintenance and insurance. Minimum rent expense of $5,937 per month is charged to restaurant operations over the term of the lease on a straight-line basis. Total rent expense was $53,433 for each of the nine months ended September 30, 2003 and 2002, and $71,244 for each of the years ended December 31, 2002 and 2001.

                                LUCY'S CAFE, INC.
                          NOTES TO FINANCIAL STATEMENTS
  (INFORMATION WITH RESPECT TO SEPTEMBER 30, 2003 AND TO THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2003 AND 2002 IS UNAUDITED


Future minimum rental payments required as of September 30, 2003 are as follows:


For the Years Ended December 31,   MINIMUM LEASE PAYMENTS
--------------------------------  -------------------------
2003 . . . . . . . . . . . . . .                     17,910
2004 . . . . . . . . . . . . . .                     73,230
2005 . . . . . . . . . . . . . .                     75,630
2006 . . . . . . . . . . . . . .                     31,850
--------------------------------  -------------------------
TOTAL. . . . . . . . . . . . . .  $                 198,620
--------------------------------  -------------------------

NOTE  8  -  SUBSEQUENT  EVENTS

Subsequent to September 30, 2003, the Company received an additional $3,650 in loans from related parties. The loans carry an interest rate of 12% and are payable on demand.

================================================================================
                                LUCY'S CAFE, INC.




                                3,470,000 SHARES
                                  COMMON STOCK
                                $0.001 PAR VALUE






                              ---------------------
                                   PROSPECTUS
                              ---------------------


















                                FEBRUARY 3, 2004


================================================================================
================================================================================
Until May 3, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------
TABLE OF CONTENTS
--------------------------------
Prospectus Summary . . . . . . . . . . . . . .   3
Risk Factors . . . . . . . . . . . . . . . . .   4
Use of Proceeds. . . . . . . . . . . . . . . .   6
Determination of Offering Price. . . . . . . .   7
Selling Security Holders . . . . . . . . . . .   7
Plan of Distribution . . . . . . . . . . . . .   9
Legal Proceedings. . . . . . . . . . . . . . .   9
Directors & Executive Officers . . . . . . . .   9
Principal Stockholders . . . . . . . . . . . .  10
Description of Securities. . . . . . . . . . .  11
Interests of Named Experts . . . . . . . . . .  11
SEC's Position on Indemnification. . . . . . .  11
Description of Business. . . . . . . . . . . .  12
Management's Discussion & Analysis . . . . . .  14
Description of Property. . . . . . . . . . . .  16
Certain Relationships and Related Transactions  16
Market for Common Stock. . . . . . . . . . . .  18
Executive Compensation . . . . . . . . . . . .  19
Financial Statements . . . . . . . . . . . . .  20

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
================================================================================